Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Unitholders

Antero Midstream Partners LP:

We consent to (i) the incorporation by reference in this registration statement on Form S-3 of Antero Midstream Partners LP of (a) our report dated October 9, 2015, with respect to the combined consolidated balance sheets of Antero Midstream Partners LP and its accounting predecessor as of December 31, 2013 and 2014, and the related combined consolidated statements of operations and comprehensive income (loss), partners’ capital, and cash flows for each of the years in the three-year period ended December 31, 2014, which report appears in the Current Report on Form 8-K of Antero Midstream Partners LP dated October 9, 2015, (b) our report dated April 9, 2015, with respect to the balance sheets of Antero Water LLC Predecessor as of December 31, 2013 and 2014, and the related statements of operations and comprehensive income (loss), changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2014, which report appears in the Current Report on Form 8-K/A of Antero Midstream Partners LP dated October 9, 2015 and (ii) the reference to our firm under the heading “Experts” in the prospectus.

As discussed in Note 1 to the consolidated combined financial statements of Antero Midstream Partners LP, the balance sheets, and the related consolidated combined statements of operations, partners’ capital, and cash flows have been prepared on a combined basis of accounting.

/s/ KPMG LLP

Denver, Colorado

February 18, 2016